EXECUTION VERSION

PURCHASE AGREEMENT

PURCHASE AGREEMENT (as may be amended, restated, supplemented or otherwise modified in accordance herewith and in effect from time to time, this “Agreement”) dated as of the 3rd day of July 2012, by and among ASYM Energy Opportunities LLC, a Delaware limited liability company (the “Purchaser”) and American Petro Hunter Inc., a company incorporated in the State of a Nevada (the “Company”).

WHEREAS, the Company and the Purchaser desire for the Purchaser to extend to the Company a secured credit facility in the amount of up to $10,000,000;

WHEREAS, in connection with the secured credit facility, the Company shall issue, and the Purchaser shall purchase, one or more secured promissory notes, and, in consideration therefore, the Company shall issue to Purchaser one or more Warrants to acquire the Company’s Common Stock;

WHEREAS, initially the Company shall issue to Purchaser and the Purchaser shall acquire a secured promissory note in the principal amount of $300,000 substantially in the form of Exhibit A attached hereto (as amended, restated, supplemented or otherwise modified, the “Tranche A Note”), and, thereafter, the Company will be obligated to sell, and the Purchaser shall be have the option to purchase, the Tranche B Note and Additional Note(s) (as such terms are hereinafter defined), all in accordance with the terms and conditions set forth below;

WHEREAS, in connection with the execution and delivery of the Tranche A Note, the Company shall execute and deliver to the Purchaser the First Lien Security Agreement substantially in the form of Exhibit B attached hereto (as amended, restated, supplemented or otherwise modified, the “First Lien Security Agreement”), pursuant to which the Company is granting to the Purchaser first lien security interests in all of the Company’s personal Property;

WHEREAS, in accordance with this Agreement and as a condition precedent to Purchaser acquiring the Tranche B Note and any Additional Notes, the Company shall execute and deliver to the Purchaser mortgages on all of the Company’s real property interests (“First Lien Mortgages”);

WHEREAS, in connection with the execution and delivery of this Agreement, the Company shall grant a security interest to Purchaser in certain of the Company’s deposit accounts pursuant to the Control Agreement substantially in the form of Exhibit C attached hereto (as amended, restated, supplemented or otherwise modified, the “Control Agreement”);

WHEREAS, in connection with the execution and delivery of this Agreement, the Company has or shall execute, deliver and/or file UCC financing statements and other documents or instruments to document and perfect the security interests contemplated by the First Lien Security Agreement and the First Lien Mortgages.

DEFINITIONS.

As used in this Agreement, the following terms shall have the following meanings, unless the context otherwise requires:

“Additional Closing” has the meaning set forth in Section 1(c).

“Additional Note” has the meaning set forth in Section 1(c)(i).

“Additional Tranche Amount” has the meaning set forth in Section 1(c)(i).

“Administrative Fee” means $100,000.

“Affiliate” means any person directly or indirectly, through one or more intermediaries, manages, directs, owns, is owned by, controls, is controlled by, or is under common control with, such first person.

“Agreement” has the meaning set forth in the introductory paragraph.

“Ancillary Documents” has the meaning set forth in Section 2(i).

“Board” has the meaning set forth in Section 8(x).

“Budget” means a document in form and substance satisfactory to Purchaser setting forth Company’s cash flow needs and intended use(s) of proceeds of the Notes during the Restriction Period.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Capital Expenditures” means (a) any expenditures relating to the re-entry, Workover Drilling, Workover Operations, Drilling, completion, acquisition or tie-in to production of Oil and Gas Properties, (b) any Plugging and Abandonment Expenses, (c) any environmental related costs, (d) any expenditures for mineral leases, leases and leasehold improvements. and (e) any equipment or services related to the foregoing.

“Capital Lease Obligation” means, as to any Person, any obligation that is required to be classified and accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

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“Change in Control” means the occurrence of (i) the acquisition by a person or a group of related persons (other than Purchaser or Affiliates of Purchaser) of more than fifty percent (50%) of the Common Stock whether by merger, consolidation, stock sale or otherwise, (ii) the sale of all or substantially all of the Company’s assets in one or more related transactions, or (iii) the voluntary or involuntary liquidation, dissolution or winding up of the Company.

“Closing” has the meaning set forth in Section 1(d).

“Collateral” has the meaning set forth in the First Lien Security Agreement.

“Common Stock” has the meaning set forth in Section 3(a)(ii).

“Company” has the meaning set forth in the introductory paragraph.

“Company Indemnitees” has the meaning set forth in Section 11(c).

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any indebtedness, lease, dividend or other obligation of another Person if a primary purpose or intent of the Person incurring such liability, or a primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

“Contracts” has the meaning set forth in Section 3(g).

“Control Agreement” has the meaning set forth in the sixth “whereas” clause.

“Current Assets” means the sum of the Company’s available cash, cash equivalents and marketable securities (but excluding any restricted cash or cash providing collateral for bonding or similar purposes), monies held on behalf of other working interest owners, accounts receivable, and prepaid expenses, taken as a whole.

“Current Liabilities” means the sum of the Company’s accounts payable, severance, ad valorem, income taxes and any other taxes payable, revenues and royalties due to third-parties, monies due on behalf of working interest owners other than the Company, accrued interest expense and other accrued expenses, and any other amounts due within one year of such date (but excluding the outstanding principal on each of the Notes), taken as a whole.

“Determination Date” means each of June 30 and December 31 of each year.

“Director Fees” and “Director” have the meanings set forth in Section 8(x).

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“Drilling” means the search for Oil and Gas in their natural states and original locations that may include, but not be limited to, drilling, completion, re-entry, sidetracking, horizontal laterals, recompletions, fracing, Workover Drilling, secondary recovery, tertiary recovery and any other method.

“EBITDA” means the net income of the Company for that period (A) plus, to the extent deducted from revenues in determining net income (i) interest expense, (ii) expense for income or similar taxes paid or accrued (giving effect to any tax benefits that reduce such expense to an amount that is not less than zero (0)), but excluding severance taxes, franchise taxes and ad valorem taxes, (iii) depreciation, (iv) amortization, (v) extraordinary non-recurring non-cash losses, and (vi) costs and expenses related to Capital Expenditures which shall exclude any lease operating expenses, (B) minus to the extent included in net income, (i) extraordinary non-recurring non-cash gains, and (ii) to the extent any income or similar tax benefits included in net income exceed the aggregate expense deducted therefrom for income or similar taxes paid or accrued, such net tax benefit, all in accordance with GAAP principles.

“Effective Date” has the meaning set forth in Section 1(a).

“Environmental Law” means any federal, state, or local statute, or rule or regulation promulgated thereunder, any judicial or administrative order or judgment to which the Company is party or which are applicable to the Company (whether or not by consent), and any provision or condition of any governmental permit, license or other operating authorization relating to protection of the environment, persons or the public welfare from actual or potential exposure for the effects of exposure to any actual or potential release, discharge, spill or emission (whether past or present) of, or regarding the manufacture, processing, production, gathering, transportation, importation, use, treatment, storage or disposal of any chemical, raw material, pollutant, contaminant or toxic, corrosive, hazardous or non-hazardous substance or waste, including Oil and Gas.

“Equity Securities” shall mean any of the Company’s Common Stock, preferred stock (if any) or other ownership interests (if any), and any options, warrants or securities issued by the Company or instruments exercisable for or exchangeable or convertible into any of the foregoing.

“Event of Default” has the meaning set forth in Section 9.

“Fees” means the Administrative Fee and the Finder Fee, if any.

“Financial Covenant Test Failure” has the meaning set forth in Section 2(d)(i)(A).

“Financial Covenant Test Failure Amount” has the meaning set forth in Section 2(d)(i)(B).

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“Financial Statements” means the balance sheet and the statements of income, shareholders’ equity and cash flow and notes thereto of the Company as of and for the periods ending on the dates thereof in accordance with GAAP.

“First Lien Mortgages” has the meaning set forth in the fifth “whereas” clause.

“First Lien Security Agreement” has the meaning set forth in the fourth “whereas” clause.

“First Lien Security Documents” means the First Lien Security Agreement, the First Lien Mortgages and any and all other agreements or instruments now or hereafter executed and delivered by Company as security for the payment or performance of the Notes, in form and substance satisfactory to Purchaser, as such agreements may be amended or otherwise modified from time to time.

“G&A” means the dollar amount of the Company’s general and administrative expenses, executive compensation, and Director Fees, in addition to, but not limited to, legal expenses, accounting and auditing costs (financial and reserve engineering related), rent, travel expenses, and consulting costs, but which shall exclude any (i) non-cash amounts; (ii) other amounts due, payable and/or paid under the Management Services Agreement between the Company and Purchaser; (iii) legal expenses, accounting and auditing costs related to the Purchaser Transaction Documents and ancillary agreements and documents related thereto, future acquisitions and other extraordinary transactions; and (iv) Fees.

“GAAP” means those generally accepted accounting principles and practices that are recognized from time to time as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof and which were consistently applied with respect to the preparation of the Financial Statements and are consistently applied for all periods after the date hereof so as to reflect properly the financial condition, the results of operations, and the reconciliation of capital accounts of the Company.

“Gas” means natural gas.

“Governmental Authorities” means the government of the United States or any other nation, or any political subdivision thereof, whether state, provincial or local, or any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administration powers or functions of or pertaining to government.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, Oil, Gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

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“Indebtedness” of any Person means, without duplication: (i) all indebtedness for borrowed money; (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than unsecured account trade payables that are entered into or incurred in the ordinary course of such Person’s business, including those that arise under standard industry joint operating agreements); (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments; (iv) all obligations evidenced by notes, bonds, debentures, redeemable capital stock or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller, bank or other financing source under such agreement in the event of default are limited to repossession or sale of such property); (vi) all Capital Lease Obligations; (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person that owns such assets or property has not assumed or become liable for the payment of such indebtedness; and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

“Initial Closing” has the meaning set forth in Section 1(a).

“Insurance Recovery Determination Date” has the meaning set forth in Section 8(h).

“Interest Rate” has the meaning set forth in Section 1(e)(ii).

“LOE” means the expenses for the maintenance and production activities necessary to retrieve and sell Oil and Gas from its natural reservoirs, and the operation and maintenance of field gathering and storage systems, which includes lifting the Oil and Gas to the surface and the preparation and sale of the Oil and Gas, which may include the following expenses charged to working interest owners, in accordance with GAAP: Production Taxes, gathering, transportation, dehydration, compression, treating, processing, field storage, marketing and selling of the Oil and Gas; pumper costs; chemicals and solvents; production supervision; legal; pulling unit; water supply; transportation and water hauling and/or disposal; fuel and power; electric; insurance; vehicle expenses; gas lift systems; waterflooding systems; logging; testing; road and location improvements; acid treatment; consulting services; engineering and geological; repairs and maintenance; materials and supplies; hot oil treatments; rentals; Workover Expenses; contract labor; salaries and fringe benefits of field personnel; operations or field offices and related expenses; and any directly related administrative and overhead costs; and other costs and expenses in accordance with GAAP.

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“Lien Termination Agreement” means that certain Lien Termination Agreement with Maxum Overseas Fund.

“Liens” mean any liens, claims, charges, taxes, mortgages, pledges, security interests, equities, encumbrances or rights of any kind by third parties in the Property of the Company.

“Losses” has the meaning set forth in Section 11(b).

“Material Adverse Effect” means an event or condition, individually or in the aggregate, that has had or may reasonably be expected to have a material adverse effect on (A) the properties, business, prospects, results of operation or financial condition of the Company taken as a whole, (B) the Company’s performance of its respective obligations under this Agreement or any of the other Purchaser Transaction Documents, or (C) the seniority of indebtedness of the Company under this Agreement and the Notes or the perfection or priority of the security interests granted to the Purchaser pursuant to this Agreement or the Purchaser Transaction Documents.

“Notes” has the meaning set forth in Section 1(e).

“NYMEX” means New York Mercantile Exchange.

“Officer’s Certificate” has the meaning set forth in Section 2(d).

“Oil and Gas Hedging Contract” means any purchase or hedging agreement, derivative, swap, fixed price agreement, forward sale, volumetric production payments and/or similar instruments, transaction, agreement or arrangement directly or indirectly related to Oil and Gas.

“Oil” means crude oil, condensate and natural gas liquids.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulation and rules of Government Authorities) that may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, that relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and that may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property that may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, building, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes, together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

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“Permitted Indebtedness” means (i) purchase money Indebtedness or Capital Lease Obligations in an aggregate amount not to exceed $100,000 outstanding at any time; (ii) Indebtedness of the Company for taxes, assessments, municipal or Governmental Authorities’ charges not yet due; (iii) obligations of the Company resulting from endorsements for collection or deposit in the ordinary course of business; (iv) Indebtedness under this Agreement and the Notes; (v) reimbursement obligations in respect of letters of credit issued for the account of the Company in the ordinary course of their business for the purpose of securing performance obligations of the Company or for the purpose of satisfying federal, state and/or local legal requirements for owning and operating oil and gas properties, so long as the aggregate face amount of such letters of credit does not exceed $100,000 (or such greater amount as required by any federal, state and/or local Governmental Authorities) at any one time; (vi) Indebtedness owed under the Third Amendment to Promissory Notes (A) the holders of which agree in writing to be subordinate to the Notes on terms and conditions acceptable to the Purchaser, including with regard to interest payments and repayment of principal, and (B) which does not mature or otherwise require or permit redemption or repayment until at least six months after the Maturity Date (as defined in the Notes) of any Notes then outstanding; and (vii) Indebtedness owed under the McIntosh Notes (A) the holders of which agree in writing to be subordinate to the Notes on terms and conditions acceptable to the Purchaser, including with regard to interest payments and repayment of principal, and (B) which requires repayment as described in Section 2(b).

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“Permitted Liens” shall mean (i) Liens granted in favor of the Purchaser pursuant to this Agreement and the First Lien Security Documents and the transactions related hereto and thereto; (ii) Liens for taxes or other governmental charges not at the time due and payable, or which are being contested in good faith by appropriate proceedings diligently prosecuted, so long as foreclosure, distraint, sale or other similar proceedings have not been initiated, and in each case for which the Company maintains adequate reserves in accordance with GAAP; (iii) Liens arising in the ordinary course of business in favor of carriers, warehousemen, mechanics and materialmen, or other similar Liens imposed by law, which remain payable without penalty or which are being contested in good faith by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto, and in each case for which adequate reserves in accordance with GAAP; (iv) Liens arising in the ordinary course of business in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under the Employee Retirement Income Security Act of 1974, as amended); (v) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not materially detracting from the value of the property subject thereto and not interfering in any material respect with the ordinary conduct of the business of the Company; (vi) zoning, building codes and other land use laws regulating the use or occupancy of the Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Real Property which are not violated by the current use or occupancy of such Real Property or the operation of the Company’s business thereon; (vii) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board of Governors of the U.S. Federal Reserve System and that no such deposit account is intended by the Company to provide collateral to the depository institution; (viii) Liens securing capital lease obligations permitted pursuant to clause (i) of the definition of “Permitted Indebtedness,” provided that such Liens attach only to the fixed assets financed by such capital lease obligations and that such Liens attach concurrently with, or within ninety (90) days, after the acquisition thereof; (ix) purchase money Liens (A) securing Indebtedness of the Company listed under Schedule 3(f), or (B) in connection with the purchase by the Company of equipment in the normal course of business; provided, that such payables, Indebtedness and amounts shall be Permitted Indebtedness hereunder; (x) Liens on any property or asset of the Company as set forth on Schedule 3(f) and replacements thereof; (xi) judgment Liens so long as they and/or the judgment they are securing do not constitute or result in an Event of Default; (xii) any interest or title of a lessor or sublessor in respect of assets owned by such lessor or licensor and leased by or licensed to the Company; and (xiii) Liens consisting of cash collateral securing the Company’s reimbursement obligations, under letters of credit permitted under clause (v) of the definition of “Permitted Indebtedness”, provided that the aggregate amount of cash collateral securing such Indebtedness does not exceed the undrawn face amount outstanding at any one time.

“Person” means and includes an individual, corporations, limited partnerships, general partnerships, limited liability partnerships, limited liability companies, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations or entities, whether or not legal entities, and Governmental Authorities.

“Plugging and Abandonment Expenses” means the expense and capitalized cost to plug and abandon a well as required by the appropriate regulatory authorities as a result of the well being (i) completed as a nonproductive well; (ii) ceasing to produce Oil or Gas; (iii) operated for the purpose for which the well is no longer permitted; or (iv) in violation of an Environmental Law.

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“Price Differentials” means any price difference (positive or negative) between Oil prices and Gas prices realized from the sale of such Oil and Gas less the NYMEX Oil price and NYMEX Gas price, respectively, for the same period, which shall reflect qualitative, British thermal unit content (if applicable), locational, and any other differences and costs, including but not limited to gathering, marketing, transportation, and compression, required to sell any Production that are not already included in LOE.

“Production” means any quantities of Oil and Gas retrieved from its natural reservoirs.

“Production Taxes” means severance, ad valorem, franchise, sales and other related taxes (excluding federal, state and local income taxes) related to Production, the sale of Production, and Oil and Gas Properties.

“Properties” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash securities, accounts, and contract rights.

“Proved Developed Non-Producing Reserves” means Proved Reserves which are categorized as proved developed non-producing reserves, including Proved Reserves categorized as “Developed” and “Nonproducing” and “Behind Pipe”.

“Proved Reserves” means the estimated quantities of Oil and Gas net to the Company’s interest, which geological engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions and categorized as proved developed producing reserves (“PDP”), Proved Developed Non-Producing reserves (“PDNP”), and proved undeveloped reserves (“PUD”), all in accordance with SEC guidelines and as determined by a Reserve Engineer and provided in a Reserve Report.

“Purchaser” has the meaning set forth in the introductory paragraph.

“Purchaser Indemnitees” has the meaning set forth in Section 11(b).

“Purchaser Transaction Documents” means this Agreement, the First Lien Security Documents, the Notes, Third Amendment to Promissory Notes, Lien Termination Agreement, Royalty Termination Agreement, Control Agreement, each Warrant, the Ancillary Documents and any subordination agreement or other document or agreement entered into in connection with the transactions contemplated by this Agreement and such other documents and agreements.

“PV10 Value” means, as of any Determination Date, the present value (discounted using an annual discount rate of 10%) of the net annual cash flows (after all Price Differentials, LOE, and Capital Expenditures and any other expenses expected to accrue to the Company’s interests as determined by the Reserve Engineer, however, before deducting future income taxes) associated with each component of Proved Reserves in accordance with SEC guidelines and as prepared in good faith by a Reserve Engineer.

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“PV10 Coverage Ratio” means, as of any Determination Date, the quotient of the PDP component of the PV10 Value, divided by the Total Debt.

“Purchaser Transaction Documents” means this Agreement, First Lien Security Agreement, Third Amendment to Promissory Notes, Lien Termination Agreement with Maxum Overseas Fund, Royalty Termination Agreement with Centennial Petroleum Partners, LLC, Control Agreement, Notes, each Warrant, and any subordination agreement.

“Real Property” means all of the Company’s now or hereafter owned or leased estates in real property, including, without limitation, all fees, leasehold interests, and future interests, together with all now or hereafter owned or leased interests in the improvements thereon, the fixtures attached thereto and the easements appurtenant thereto; including leasehold interests; fee interests; oil, gas and other mineral drilling, exploration and development rights; royalty, overriding royalty, and other payments out of or pursuant to production; other rights in and to oil, gas and other minerals, including contractual rights to production, concessions, net profits interests, working interests and participation interests (including all hydrocarbon property); producing and non-producing wells and/or units located on or within or including or involving any of said real property or leasehold interests as well as all related production, treatment, transportation and gathering equipment and facilities located therein, including all pipelines and rights of way; facilities; fixtures; and equipment that (i) are at any time leased, lease owned or otherwise owned or possessed by the Company, (ii) in connection with which the Company is at any time party to an option agreement, participation agreement or acquisition and drilling agreement or (iii) the Company at any time has an obligation (or at any time has an option) to lease or otherwise acquire in connection with the conduct of its business, and any other contractual rights for the acquisition or earning of any of any such interests in real property.

“Related Party” means the Company’s and each Subsidiary’s officer, directors or consultants, individuals who were officers, directors, or consultants of the Company or any Subsidiary at any time during the previous three years, direct or indirect holders of any Equity Securities, or Affiliates of the Company, any Subsidiary, or officer, director or consultant or any individual related by blood, marriage or adoption to any such individual or any entity in which any such entity or individual owns a beneficial interest.

“Reserve Engineer” means one of Degolyer and MacNaughton, Ryder Scott Company, Netherland, Sewell & Associates, Inc. or Cawley, Gallespie & Associates, Inc., or any of their respective successors, as selected by the Company in its sole discretion.

“Reserve Report” means an independently engineered report provided by a Reserve Engineer in which such report and each other such report shall set forth, as of each Determination Date or as herein provided, the annual future cash flows (before future income taxes) and the details of each of its components including, but not limited to, gross and net Production, NYMEX Oil and Gas prices, Oil and Gas prices realized, Price Differentials, Oil revenue, Gas revenue, total revenue, LOE (detailing operating expenses, Production Taxes, and other expenses), and Capital Exenditures that results in the PV10 Value for Proved Reserves as well as each of its categories, including PDP, PDNP, and PUD., Each Reserve Report shall be in accordance with SEC reporting requirements at the time and (a) take into account the Company’s actual experiences withany of the components of the PV10 Value.

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“Required PV10 Coverage Ratio” means 0.9 (subject to adjustment, as agreed upon in writing by the Company and the Purchaser).

“Restriction Period” means at all times from the date hereof until the first date following the Initial Closing Date on which no Notes are outstanding,

“Royalty Burden” means the total specified percentage of Oil and Gas revenue related to mineral fee royalties, overriding royalty interests or other similar types of interests prior to LOE or Capital Expenditures but after deducting any Production Taxes but without giving effect to federal, state or local income taxes.

“Royalty Termination Agreement” means that certain Royalty Termination Agreement with Centennial Petroleum Partners, LLC.

“SEC” means the Securities and Exchange Commission.

“Second Closing” has the meaning set forth in Section 1(b).

“Securities” has the meaning set forth in Section 4(d).

“Securities Act” has the meaning set forth in Section 4(d).

“Stock Outstanding” has the meaning set forth in Section 3(a)(ii).

“Subsidiary” means any corporation, limited liability company, partnership or other entity of which more than fifty percent (50%) of the shares of stock, or other ownership interests having ordinary voting power (including stock or such other ownership interests having such voting power only by reason of the happening of a contingency) and are at the time owned, directly or indirectly, through one or more intermediaries, or both, by the Company.

“Third Amendment to Promissory Notes” means that certain Third Amendment to Promissory Notes between the Company and John E. Friesen.

“Total Debt” means the aggregate outstanding principal amount of Permitted Indebtedness and Notes, less Working Capital.

“Tranche A Amount” has the meaning set forth in Section 1(a)(i).

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“Tranche A Note” has the meaning set forth in the third “whereas” clause.

“Tranche B Amount” has the meaning set forth in Section 1(b)(i).

“Tranche B Note” has the meaning set forth in Section 1(b)(i).

“UCC” means the Uniform Commercial Code of the State of New York, or, if the UCC requires that the governing law be the state where the applicable assets are located, then the Uniform Commercial Code of such other state.

“Warrant(s)” has the meaning set forth in Section 1(a)(i).

“Working Capital” means Current Assets less Current Liabilities, which such amount may be greater (Current Assets exceed Current Liabilities) or less than zero (Current Liabilities exceed Current Assets).

“Workover” means Workover Drilling or Working Operations.

“Workovers Capitalized'' means capitalized costs (which may include Workover Expenses that are capitalized) related to Workover Drilling.

“Workover Drilling” means operations on a producing or non-producing well related to the operation that results in the deepening (vertically or horizontally) of a well or plugging back to a shallower horizon for the purpose of accessing PDNP and/or PUD or increasing the PDP component of Proved Reserves and shall include the intended initiation, restoration or increase of Production and an intended increase in the PDP component of Proved Reserves; provided that it shall not include any Workover Operations.

“Workover Expenses” means expenses related to Workover Operations.

“Workover Operations” means operations on a producing or non-producing well for the purpose of stimulating or restoring Production in the same or existing producing horizon or for the purpose of restoring or increasing Production, in each case without an intended increase in the PDP component of Proved Reserves, including the repair of sucker rods, tubing, casing, and leaks as well as cleaning out sand-filled perforations, and acidizing; provided that it shall not include any Workover Drilling.

ACCOUNTING TERMS.

Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters shall be computed in accordance with GAAP. Any accounting term used and not otherwise defined in this Agreement has the meaning assigned to such term in accordance with GAAP.

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Code Terms. As used herein, the terms “accounts,” “cash proceeds,” “chattel paper,” “commercial tort claims,” “deposit accounts,” “documents,” “electronic chattel paper,” “equipment,” “fixtures,” “general intangibles,” “goods,” “instruments,” “inventory,” “investment property,” “letter-of-credit rights,” “noncash proceeds,” “payment intangibles,” “proceeds,” “promissory notes,” “records,” “software,” “supporting obligations,” “tangible chattel paper” (whether or not such terms are used in this Agreement in their capitalized forms), and any other terms used herein and defined in the UCC and not otherwise defined herein shall have the respective meanings assigned to those terms in the UCC.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Issuance and Sale of the Notes and Warrants.

  (a)          Initial Closing. On the first Business Day after the date hereof (or such later date as is mutually agreed to by the Purchaser and the Company) (the “Initial Closing”), and upon the terms and subject to the satisfaction (or waiver) of all the conditions set forth in Sections 5(a) and 6(a) hereof, the Company will:

(i)          issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, the Tranche A Note in exchange for the Purchaser’s payment of $300,000 (“Tranche A Amount”) as further described in Section 2(a), provided that such Tranche A Note may be amended and restated in its entirety prior to the Second Closing to reflect review and comment by counsel to Purchaser; and

(ii)         issue the Warrant with respect to the Tranche A Amount to Purchaser substantially in the form of Exhibit D attached hereto (the “Warrant”), which Warrant shall provide that as of the Effective Date, Purchaser may immediately exercise the number of shares of Warrant Stock that it is entitled to purchase as a result of the delivery by the Purchaser to the Company of the Tranche A Amount, as calculated by the formula in the Warrant, provided that prior to the Second Closing: (A) the Warrant may be amended and restated in its entirety to reflect review and comment by counsel to Purchaser, and (ii) the Company shall have filed an amendment to its Certificate of Incorporation, if necessary, so that it shall have a sufficient number of authorized and unissued shares of its Common Stock to enable it to issue the number of shares of Warrant Stock (as defined in the Warrants) that may be issued to Purchaser pursuant to the Warrants, assuming that the Purchaser acquires the Tranche A Note, the Tranche B Note and all Additional Notes.

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Notwithstanding the actual date of the Initial Closing, the Initial Closing shall be deemed for all purposes to have occurred on June 30, 2012 (“Effective Date”).

(b)          Second Closing. Within thirty (30) days after the satisfaction (or waiver) of all the conditions set forth in Sections 5(b) and 6(b) hereof on a date mutually agreed to by Purchaser and the Company (“Second Closing”), the Company will:

(i)          issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, the secured promissory note substantially in the form of the Tranche A Note, provided that such additional promissory note (“Tranche B Note”) shall be in the principal amount of $700,000 (the “Tranche B Amount”), as further described in Section 2(b);

(ii)         issue the Warrant with respect to the Tranche B Amount to Purchaser substantially in the form of Warrant issued with respect to the Tranche A Amount, provided that the number of Warrant Shares and the Warrant Price (as such terms are defined in the Warrant) shall be proportionately adjusted to reflect the Tranche B Amount and the value of the Warrant Stock at the time of issuance of such Warrant, which Warrant shall provide that as of the Second Closing, Purchaser may immediately exercise the number of shares of Warrant Stock that it is entitled to purchase as a result of the delivery by the Purchaser to the Company of the Tranche B Amount, as calculated by the formula in the Warrant; and

(iii)        deliver to the Purchaser cash in the amount of the Administrative Fee, by wire transfer of immediately available funds, in accordance with wire instructions provided by the Purchaser.

(c)        Additional Closing(s). Upon the terms and subject to the satisfaction (or waiver) of all the conditions set forth in Sections 5(b) and 6(b) hereof on such date and time as the Company and the Purchaser shall mutually agree (each such date, an “Additional Closing”), the Company will:

(i)          issue and sell to the Purchaser, and the Purchaser will purchase from the Company, additional secured promissory notes substantially in the form of the Tranche A Note, provided that each such additional promissory note (each an “Additional Note”) shall be in the principal amount of $1,000,000 (each such amount, the “Additional Tranche Amount”), and provided further that all such Additional Notes, together with the Tranche A Note and the Tranche B Note, shall at no time exceed the principal amount of $10,000,000; and

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(ii)         issue a Warrant with respect to the Additional Tranche Amount to Purchaser substantially in the form of Warrant issued with respect to the Tranche A Amount, provided that the number of Warrant Shares and the Warrant Price (as such terms are defined in the Warrant) shall be proportionately adjusted to reflect the Additional Tranche Amount and the value of the Warrant Stock at the time of issuance of such Warrant, which Warrant shall provide that as of such Additional Closing, Purchaser may immediately exercise the number of shares of Warrant Stock that it is entitled to purchase as a result of the delivery by the Purchaser to the Company of the Additional Tranche Amount, as calculated by the formula in the Warrant.

(d)          Closing. At the Initial Closing, the Second Closing or any Additional Closing (each, a “Closing”), such Closing shall be held in person or via electronic transmission and conference telephone on the date of the applicable Closing. At each Closing, the parties hereto shall execute and deliver all documents and instruments necessary to effect the transfers provided for herein and not theretofore effected and to evidence their respective compliance with the provisions of this Agreement.

(e)          Notes. The terms of the Tranche A Note, the Tranche B Note and each Additional Note (collectively, along with any and all renewals, extensions, modifications, replacements, substitutions, increases, and rearrangements thereof, the “Notes”) shall be as follows:

(i)          Maturity. All Notes will mature on June 30, 2015 at 110% of the original principal amount, plus all accrued and unpaid interest.

(ii)         Interest Rate. The Notes shall bear interest at a rate of fifteen percent (15.0%) per annum (“Interest Rate”), computed on the basis of a 360-day year and for the actual number of days elapsed, compounded monthly, and payable monthly in cash. Interest shall accrue as of the date that the Purchaser acquires the Note and pays the applicable purchase price therefor, and shall terminate on the date that the principal amount of such Note has been paid in full.

(iii)        Prepayment. The Notes may not be prepaid, in whole or in part, by the Company.

(iv)        Change in Control. On and after a Change in Control, the Purchaser shall have the right to immediately put to the Company, in whole or in part, the Notes for cash at 110% of the original principal amount, plus all accrued and unpaid interest.

(v)         Default Clause. The penalties for an Event of Default as set forth in each Note shall include a default interest rate equal to the lesser of (i) the sum of the Interest Rate plus three percent (3.0%, i.e. 300 basis points) per annum or (ii) the maximum rate of interest permissible under applicable law; however, the Company shall have a 10-day period to remedy any monetary Event of Default before such default rate of interest takes effect, and if non-monetary, the Company shall have thirty (30) days to remedy before such default rate of interest takes effect, plus such additional time as the Purchaser shall grant, in Purchaser’s sole discretion.

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SECTION 2. Certain Terms and Covenants Applicable to the Notes.

(a)          Note Payments. At each Closing, subject to the satisfaction or waiver of all applicable conditions to Closing, the Purchaser shall pay to the Company, by wire transfer in immediately available funds, in accordance with wire instructions provided by the Company, an amount equal to:

(i)          $300,000 at the Initial Closing, less any amounts previously lent to the Company by Purchaser to provide bridge financing, including interest accrued on such prior amounts to the date of the Initial Closing;

(ii)         $700,000 at the Second Closing, if any; and

(iii)        $1,000,000 at each Additional Closing, if any.

(b)        Use of Proceeds. The proceeds from the sale of the Notes hereunder will be used for the sole purpose of drilling development wells in Payne and Lincoln County, Oklahoma with a minimum 78% net revenue interest, repayment of accounts payables previously disclosed to Purchaser in an amount of up to $210,000, costs and expenses associated with the transactions contemplated under the Purchaser Transaction Documents, repayment of the promissory notes between the Company and John E. Friesen and the Company and Robert McIntosh and general working capital. Specifically, $320,000 of the proceeds of the second $1,000,000 tranche of financing pursuant to this Agreement may be used to repay amounts owed to Mr. Friesen, and the remaining amounts owed to Mr. Friesen may be repaid from the proceeds of the third $1,000,000 tranche of financing pursuant to this Agreement. All amounts owed to Mr. McIntosh pursuant to the terms of his unsecured promissory note, currently $39,200 (the “McIntosh Promissory Note”), may be repaid from the proceeds of the $700,000 Second Closing.

(c)          First Liens. The Purchaser shall have first priority security interests in all of the Company’s right, title and interest in and to all personal Properties of the Company, now owned or hereafter acquired, pursuant to the First Lien Security Agreement and, prior to the Second Closing, the Purchaser shall have security interests in all of the Company’s current and future real Property, now owned or hereafter acquired, pursuant to the First Lien Mortgages.

(d)          Financial Covenant Tests. During the Restriction Period, each of the following conditions must be met:

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(i)          PV10 Coverage Ratio. Within seventy-five (75) days of each Determination Date, the Company shall deliver to the Purchaser a certificate executed by its principal financial officer (an “Officer’s Certificate”) disclosing the PV10 Coverage Ratio and any Financial Covenant Test Failure Amount (as defined below) with respect to the Notes as of the applicable Determination Date, including details of the calculations and components thereof. Notwithstanding anything herein to the contrary, the initial Officer’s Certificate to be delivered by the Company pursuant to this Section 2(d)(i) shall be delivered within seventy-five (75) days of December 31, 2012, with December 31, 2012 being the initial Determination Date. If the Company delivers an Officer’s Certificate that discloses a Financial Covenant Test Failure, unless waived by the Purchaser, the Company shall promptly, and in no event later than five Business Days after such delivery, prepay, without demand or notice by the holder of any Note, by wire transfer of immediately available funds to such account as the holder of such Note may from time to time designate, an amount equal to the Financial Covenant Test Failure Amount with respect to such Note.

(A)         “Financial Covenant Test Failure Amount” means in the event that there is a Financial Covenant Test Failure as of any Determination Date an amount equal to the product of (I) the result of (X) one (1) minus (Y) the quotient of the PV10 Coverage Ratio as of such Determination Date, divided by the Required PV10 Coverage Ratio as of such Determination Date, multiplied by (II) the Total Debt.

(B)         “Financial Covenant Test Failure” means that, as of any Determination Date, the PV10 Coverage Ratio as of such Determination Date is less than the Required PV10 Coverage Ratio as of such Determination Date.

(ii)         Maximum Amount of Notes. The aggregate outstanding principal balance and accrued but unpaid interest outstanding under the Notes may not exceed the lesser of $10,000,000 or any of the following, unless waived by the Purchaser in its discretion:

(A) 90% of the PDP PV10 Value as indicated in the Company’s most recent Reserve Report;

(B) the Company’s trailing 90-day average net daily oil production multiplied by $40,000; or

(C) Ten times (10x) the Company’s most recent quarterly EBITDA.

(iii)        Current Asset Test. The Current Assets shall be greater than the Current Liabilities.

(e)          Capital Expenditures. During the Restriction Period, without the prior written consent of the Purchaser, which shall not be unreasonably withheld, the Company shall not make, or seek to make, any drilling capital expenditures other than (A) Workovers in the ordinary course of business to maintain Proved Reserves, and (B) for new drilling Capital Expenditures in Payne and Lincoln County, Oklahoma. In addition, during the Restriction Period, without the prior written consent of the Purchaser, the Company shall not authorize or engage in any acquisition of all or substantially all of the equity or assets of any other operating business.

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(f)          Reimbursement of Expenses. The Company shall reimburse and pay to the Purchaser actual and reasonable out-of-pocket expenses incurred by the Purchaser in connection with the Purchaser Transaction Documents and the transactions contemplated hereby and thereby, which shall, for the Initial Closing only, not exceed an aggregate amount of $25,000. All such outstanding expenses shall be a condition precedent to and shall be paid in full at each Closing.

(g)          Hedging Transactions. Without the prior written approval of the Purchaser, which shall not be unreasonably withheld, from the date of this Agreement until the first date on which the Purchaser is not the holder of any Notes, the Company shall not protect any of the Company’s oil and gas production from price fluctuations, or deviate in any material respect from methods or strategies approved by the Company therefor, using derivatives, fixed price agreements, forward sales, volumetric production payments and/or similar instruments or transactions.

(h)          Budget. Company may only use proceeds of the Notes in accordance with a Budget that Purchaser has approved. The Company shall submit to Purchaser by the 10th day following each quarter in form, substance and detail satisfactory to the Purchaser, of the source, use and applications of funds expended by the Company during the previous calendar quarter pursuant to that quarter’s Budget approved by Purchaser and a reconciliation, including a line-by-line item comparison of budgeted to actual expenditures setting forth in reasonable detail any explanation of any differences between budgeted and actual amounts of funds received or used and expended by Company during the calendar quarter. The Budget shall be delivered prior to, and as a condition precedent to, the Second Closing.

(i)          Ancillary Documents. The Company and the Purchaser, as applicable, shall have executed, delivered, filed or adopted, as the case may be, and the Purchaser shall have received fully executed or certified copies thereof, of the following documents (the “Ancillary Documents”) by the dates indicated:

(i)           First Lien Security Agreement by the Initial Closing, provided that prior to the Second Closing the First Lien Security Agreement may be amended and restated in its entirety to reflect review and comment by counsel to Purchaser;

(ii)         Tranche A Note by the Initial Closing;

(iii)        Control Agreement as soon as possible after the Initial Closing, but by no later than the Second Closing;

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(iv)        Warrant by the Initial Closing, and an Amended and Restated original Warrant by the Second Closing, along with a new Warrant by the Second Closing and new Warrants for each Additional Closing, if any;

(v)         First Lien Mortgages by the Second Closing;

(vi)        Tranche B Note by the Second Closing;

(vii)       Additional Note by each Additional Closing;

(viii)      Management Services Agreement between Purchaser and the Company by the Initial Closing.

(j)          Tax Matters. Contemporaneously with the execution and delivery of this Agreement, the Purchaser shall furnish to the Company two copies of a properly completed and executed IRS Form W-9 and such other documents (if any) as may be required in order to establish that the Company is not required to withhold taxes from any payments to the Purchaser hereunder or under any of the Notes or any of the other Purchaser Transaction Documents.

SECTION 3. Representations and Warranties of the Company. The Company represents and warrants to the Purchaser, as of the date hereof, as of the Initial Closing, the Second Closing Date, if any, and each Additional Closing Date, if any, that:

(a)          Organization; Capitalization.

(i)         The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite power to carry on its business as it is now being conducted and is now contemplated to be conducted following the Effective Date. The Company is duly qualified to do business and in good standing in all of the jurisdictions in which the failure of the Company to be qualified would be reasonably likely to have a Material Adverse Effect.

(ii)         The authorized capital stock of the Company consists of 200,000,000 shares of common stock (“Common Stock”). The Company has no other classes of Equity Securities. At the Effective Date and at Initial Closing, 47,470,406 Common Stock shares will be issued and outstanding (“Stock Outstanding”), which will be the only Common Stock shares issued and outstanding, and all of which will be duly authorized, validly issued, fully paid and non-assessable, and owned of record and beneficially by the Persons, and in the amounts, set forth on Schedule 3(a)(ii). The Company has, or will have upon issuance, sufficient amounts of authorized, but unissued, shares of Common Stock to cover the shares to be issued to Purchaser upon the exercise of each of the Warrant.

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(iii)        The Company has reserved no greater than 2,560,000 shares of its Common Stock for issuance upon conversion of Company’s outstanding indebtedness prior to giving effect to this Agreement, which conversion shall take place pursuant to the Third Amendment to Promissory Notes. Except as set forth on Schedule 3(a)(iii), there are no additional outstanding options, warrants, instruments, agreements or other documents requiring the Company to issue, or giving any person the right to acquire, any additional Common Stock or other Equity Securities of the Company.

(b)          Subsidiaries. The Company does not own any Subsidiaries.

(c)          Power, etc. The Company has the requisite power and authority to enter into and perform its obligations under this Agreement and each of the Purchaser Transaction Documents to which it is (or will be) bound, including, without limitation, the issuance of the Notes and Warrants and, as of the Effective Date, the Initial Closing, the Second Closing and each Additional Closing, will possess all licenses, permits, franchises and other Governmental Authorities’ authorizations necessary to own and operate its properties and to carry on its business as now proposed to be conducted.

(d)          Due Authorization; No Conflict. The Purchaser Transaction Documents to which the Company is a party and each of the transactions contemplated hereby and thereby, including the issuance of the Notes and Warrants to the Purchaser, have been duly authorized by all necessary corporate action of the Company, and no further such authorization is required. Neither this Agreement nor any Purchaser Transaction Documents to which the Company is a party, nor the consummation of the transactions provided for herein or therein, materially conflicts with or materially violates (i) any applicable provision of the Company’s articles of incorporation, bylaws or other similar organizational document, (ii) any agreement by which the Company or any of its properties is bound, except as would not reasonably be expected to have a Material Adverse Effect, or (iii) any applicable federal, state or local law, rule or regulation or judicial order applicable to the Company or any of its properties, except as would not reasonably be expected to have a Material Adverse Effect. This Agreement and each Ancillary Document which is dated of even date herewith have been duly executed and delivered by the Company. The Purchaser Transaction Documents, when executed and delivered by all parties, will constitute the legal, valid and binding obligation of the Company, enforceable against the Company, in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, fraudulent transfer, preference and other laws and equitable principles affecting the scope and enforcement to creditors’ rights generally. As of the Initial Closing, the Second Closing and any Additional Closings, the Ancillary Documents required to be delivered at such Closing shall have been duly executed and delivered by the Company. The Purchaser Transaction Documents, when executed and delivered by all parties, will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms except as may be limited by applicable bankruptcy, insolvency, moratorium, fraudulent transfer, preference and other laws and equitable principles affecting the scope and enforcement to creditors’ rights generally.

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(e)          Litigation; No Default. Except as set forth on Schedule 3(e), there are no material claims, actions, suits, arbitrations, investigations or proceedings pending against or threatened against the Company, or any of their respective officers or employees (in their capacities as such) or their businesses, properties or assets, or the transactions contemplated by this Agreement or the Purchaser Transaction Documents, by any Person, or by any securities exchange or national securities association. There is not in existence any order, judgment or decree of any court, governmental authority or agency or arbitration board or tribunal enjoining the Company from taking, or requiring the Company to take, action of any kind with respect to the business of the Company. The Company is not in violation of any laws or governmental rules or regulations applicable to the Company or its respective businesses or properties.

(f)          Title to Assets. Schedule 3(f) lists all of the material tangible personal property and similar interests of the Company which the Company purports to own as of the date of this Agreement and as of the Effective Date and the Initial Closing, free and clear of all Liens, except for Permitted Liens.

(g)          Material Agreements. Schedule 3(g) lists all material agreements, leases, licenses or sublicenses, contracts or other agreements, arrangements, understandings and commitments, whether written or oral, to which the Company will be a party, or by which the Company will be bound as of the date of this Agreement and as of the Effective Date and as of Initial Closing (the “Contracts”). The Company is not in breach of or default under any of the Contracts, nor has any event or omission occurred on the part of the Company which through the passage of time or the giving of notice, or both, would constitute a breach of or default thereunder or cause the acceleration of or give rise to the right to accelerate Company’s obligations thereunder or result in the creation of any Liens on any of the assets owned, used or occupied by Company thereunder, in any event, except in each case as would not reasonably be expected to have a Material Adverse Effect. No third party is in breach of or default under any Contract, except as would not reasonably be expected to have a Material Adverse Effect.

(h)          Consents. Except as set forth in Schedule 3(h) or as expressly contemplated by this Agreement or any other Purchaser Transaction Documents, no notice to, consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person on the part of the Company is required in connection with the execution, delivery and performance of this Agreement or any Ancillary Document or any Purchaser Transaction Document, or the offer, issuance, sale or delivery of the Notes and Warrants.

(i)          Real Property.         Schedule 3(i) lists all of the Real Property of the Company as of the Effective Date and as of the Initial Closing. Schedule 3(i) sets forth a complete list of all material defects in title affecting the Real Property of the Company, other than Permitted Liens, as of the Effective Date and as of the Initial Closing. Except as set forth on Schedule 3(i), the Company has good and marketable title to all of such Real Property, free and clear of all Liens except Permitted Liens.

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(j)          Outstanding Indebtedness; Liens. Payments of principal and other payments due under the Notes will, upon issuance in connection with the Initial Closing, the Second Closing or any Additional Closing, as applicable, rank senior to all other Indebtedness of the Company. The Company will make all payments of principal, interest, fees, and all other payments required under this Agreement and each of the Notes when due. Other than Permitted Indebtedness, the Company on any Closing Date will not have, any outstanding Indebtedness. There are no, and on each Closing there will not be any, Liens on any of the assets of the Company other than Permitted Liens. There are no, and on each Closing Date there will not be any, financing statements securing obligations of any amounts filed against the Company other than any in connection with Permitted Liens.

(k)          Accounts. Each of the accounts in the name of, on behalf of, or for the benefit of the Company is listed in Schedule VI to the First Lien Security Agreement.

(l)          Royalty Burdens. The Royalty Burden of any Property is no greater than 22.0% and no Royalty Burden is held and/or owned directly, indirectly or for the benefit of any Related Party or owner of any Common Stock or Equity Securities.

(m)        Current Liabilities. Current Liabilities as of June 13, 2012 total no more than $443,000 and are reduced to $210,000 as of the Effective Date in exchange for no more than 580,500 shares of Common Stock (which shares are included in the Outstanding Stock).

(n)         Contingent Obligations. The Company has no Contingent Obligations.

(o)       Other Agreements. Each of the Third Amendment to Promissory Notes, the Lien Termination Agreement, and the Royalty Termination Agreement are executed and in effect as of the Initial Closing.

(p)          Conduct of Business.    At all times from June 13, 2012 until the Initial Closing, the Company has not conducted any business or had any operations, assets, obligations or liabilities of any type whatsoever (contingent or otherwise), except for the fees and expenses related to the preparation and negotiation of this Agreement and the Purchaser Transaction Documents and other transactions, obligations or liabilities incurred in operating the Company’s business in the ordinary course.

(q)          Disclosure. The Company has made available to the Purchaser all the information reasonably available relating to the Company that Purchaser has requested for deciding whether to purchase the Securities and that would be considered relevant in connection with such a purchase. No representation or warranty of the Company contained in this Agreement or any Purchaser Transaction Documents and no certificate furnished or to be furnished to the Purchaser at any subsequent Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made

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SECTION 4. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Company, as of the Effective Date and as of the Initial Closing, the Second Closing and each Additional Closing, if any, that:

(a)          Organization; Power. The Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to enter into and perform its obligations under this Agreement, the Purchaser Transaction Documents to which it is (or will be) bound, and to consummate the transactions contemplated hereby and thereby.

(b)          Due Authorization. This Agreement, each of the other Purchaser Transaction Documents to which Purchaser is a party and each of the transactions contemplated hereby and thereby have been duly authorized by all necessary member action of the Purchaser and no further consent or authorization is required by the Purchaser, its general partner (if any), limited partners (if any) or other equity holders (if any). Neither this Agreement nor any of the transactions provided for herein or in any other Purchaser Transaction Document to which Purchaser is a party, violates (i) any provision of the Purchaser’s certificate of formation or limited liability operating agreement, (ii) any agreement by which the Purchaser or any of its properties is bound, except as would not reasonably be expected to have a material adverse effect on the Purchaser’s performance of its obligations under this Agreement or any of the other Ancillary Documents, or (iii) any federal, state or local law, rule or regulation or judicial order applicable to Purchaser or its properties, except as would not reasonably be expected to have a material adverse effect on the Purchaser’s performance of its obligations under this Agreement or any of the other Ancillary Documents. This Agreement and the other Purchaser Transaction Documents dated of even date herewith to which the Purchaser is a party have been duly executed and delivered by the Purchaser and are legal, valid and binding on the Purchaser and enforceable against the Purchaser in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, fraudulent transfer, preference and other laws and equitable principles affecting the scope and enforcement to creditors’ rights generally. As of each of the Effective Date, the Initial Closing, the Second Closing and each Additional Closing, if any, the Purchaser Transaction Documents dated as of or prior to the Initial Closing, the Second Closing or any Additional Closing, as applicable, to which the Purchaser is a party shall have been duly executed and delivered by the Purchaser, and shall be legal, valid and binding on the Purchaser, and enforceable against the Purchaser in accordance with their respective terms except as may be limited by applicable bankruptcy, insolvency, moratorium, fraudulent transfer, preference and other laws and equitable principles affecting the scope and enforcement to creditors’ rights generally.

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(c)          Consents. No consent, approval or authorization of, or filing, registration or qualification with, any governmental authority or other person on the part of the Purchaser is required in connection with the execution, delivery and performance of this Agreement or any other Purchaser Transaction Document, or the purchase of the Notes and the Warrants.

(d)          Investment Intent. The Purchaser is acquiring the Notes and the Warrants (the Notes and the Warrants being collectively referred to herein as the “Securities”) for the Purchaser’s own account for investment; provided, however, that by making the representations herein, the Purchaser does not agree to hold any of the Securities for any minimum or other specific term, and reserves the right to dispose of any of the Securities at any time in accordance with or pursuant to an effective registration statement or an exemption under the Securities Act of 1933, as amended (the “Securities Act”), subject to the provisions hereof and the other Purchaser Transaction Documents.

(e)          Experience. The Purchaser has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of its investment in the Company and is able financially to bear the risks thereof.

(f)          Accredited Investor. The Purchaser is an “Accredited Investor” within the meaning of Regulation D under the Securities Act.

(g)          Information. The Purchaser and its advisors, if any, have performed their own due diligence notwithstanding having been furnished with materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities that have been requested by the Purchaser. The Purchaser and its advisors, if any, have been afforded the opportunity to ask questions of, and have received answers from, the Company and its representatives, and the other parties to the Ancillary Documents with respect to the Company and the transactions contemplated thereby. Neither such inquiries nor any other due diligence investigations conducted by the Purchaser or its advisors, if any, or its representatives shall modify, amend or affect the Purchaser’s right to rely on the representations and warranties of the Company contained in Section 3 hereof or contained in any of the other Ancillary Documents. The Purchaser acknowledges and understands that its investment in the Securities involves a high degree of risk. The Purchaser has sought and reviewed such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

(h)          Restrictions on Transfer. The Purchaser understands that the Securities may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom. The Purchaser shall refrain from transferring or otherwise disposing of the Securities, or any interest therein, in such a manner as to cause the Company to be in violation of the registration requirements of the Securities Act or applicable state securities or “blue sky” laws.

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(j)          Litigation. There are no claims, actions, suits, arbitrations, investigations or proceedings pending against or affecting or, to the knowledge of the Purchaser, threatened against the Purchaser, or any of its officers or employees (in their capacities as such), relating to the transactions contemplated by this Agreement or the other Purchaser Transaction Documents to which the Purchaser is a party, by any Person, Governmental Authority or by any securities exchange or national securities association.

SECTION 5. Conditions Precedent to Obligations of the Purchaser.

(a)          Initial Closing. The obligation of the Purchaser under this Agreement to purchase the Tranche A Note from the Company at the Initial Closing is subject to and conditioned upon the satisfaction at or prior to the Initial Closing of each of the following conditions, provided that these conditions are for the sole benefit of the Purchaser and may be waived by the Purchaser at any time in its sole discretion by providing the Company with written notice thereof:

(i)          Representations; Performance. The representations and warranties of the Company contained the Purchaser Transaction Documents to which it is party, shall be true and correct in all material respects at and as of the date hereof and on and as of the Effective Date and as of the Initial Closing with the same effect as though made on and as of the Initial Closing if the Initial Closing is different from the date hereof, except that any representations or warranties that relate to a particular date or period shall be true and correct in all material respects as of such date or period. The Company shall have duly performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement and each of the other Purchaser Transaction Documents to which it is a party to be performed, satisfied or complied with by the Company, as applicable, prior to or on the Initial Closing. The Company shall have delivered to the Purchaser a certificate, dated the Effective Date and signed by the principal executive officer of the Company, certifying to the foregoing and to the incumbency of officers and such other matters as the Purchaser may reasonably request.

(ii)         Proceedings. All corporate and other proceedings of the Company in connection with this Agreement and the other Purchaser Transaction Documents to which it is a party and the transactions contemplated hereby and thereby, and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to the Purchaser and its counsel, and the Purchaser and its counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as the Purchaser may reasonably request.

(iii)        Consents. All consents needed by the Company for the execution, delivery and performance of this Agreement and each other Purchaser Transaction Document shall have been obtained, including without limitation the authorization and reservation of sufficient shares of Common Stock to issue upon exercise of each Warrant.

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(iv)        Purchaser Transaction Documents. The Company shall have (A) executed each of the Purchaser Transaction Documents to which it is a party (other than the Tranche B Note, the Additional Tranche Notes and the First Lien Mortgages) and delivered fully executed copies of this Agreement and each of the other Purchaser Transaction Documents (other than the First Lien Mortgages and Control Agreement) to which the Company is a party to the Purchaser, and (B) delivered fully executed copies from third parties that are party thereto of the Third Amendment to the Promissory Notes, the Lien Termination Agreement, and the Royalty Termination Agreement.

(v)         Legal Proceedings. There shall be no law, rule or regulation and no order shall have been entered (and not vacated) by a court or administrative agency of competent jurisdiction in any litigation, which (A) enjoins, restrains, makes illegal or prohibits consummation of the transactions contemplated hereby, by any other Purchaser Transaction Document, (B) requires separation of a significant portion of the assets or business of the Company after the Effective Date or (C) restricts or interferes with, in any material way, the operation of the Company or its businesses or assets after the Effective Date, materially adversely affects the financial condition, results of operations, properties, assets, business or prospects of the Company; and there shall be no litigation pending before a court or administrative agency of competent jurisdiction, or threatened, seeking to do, or which, if successful, would have the effect of, any of the foregoing.

(vi)        Financing Statements. The Company shall have given, executed, delivered, filed and/or recorded any financing statements, notices, instruments, documents, agreements and other papers that may be necessary or desirable (as determined the Purchaser) to create, preserve, perfect or validate the security interests granted to the Purchaser pursuant to the First Lien Security Documents and to enable the Purchaser to exercise and enforce its rights with respect to such security interests.

(vii)       Compliance. The Company shall have complied and shall then be in compliance with all the terms, covenants and conditions of the Purchaser Transaction Documents.

(viii)      No Event of Default. There shall have occurred and be continuing no Event of Default and no event that, with the giving of notice or the lapse of time or both, could constitute an Event of Default.

(ix)         Good Standings. Purchaser shall have received certificates of good standing for Company issued by the state of organization of Company and by each state in which the Company is doing and currently intends to do business for which qualification is required.

(x)          Financial Statements. Purchaser shall have received the Company’s Financial Statements and such reports, certifications, and other operational information required to be delivered under Section 8(g) of this Agreement if they have not already been provided.

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(xi)         Creditor Releases. The Company shall have received full and complete releases from its creditors.

(xii)        Due Diligence. The Purchaser shall have completed the portion of its due diligence investigation regarding the Company and its assets, business and operations, that it is able to complete and believes is sufficient for the Initial Closing, to Purchaser’s satisfaction; and

(xiii)       Net Revenue Interest. The Company’s oil and gas producing Properties have a 78% (8/8ths) minimum net revenue interest.

(b)           Second Closing and any Additional Closings. The obligation of the Purchaser under this Agreement to purchase the Tranche B Note from the Company at the Second Closing and to purchase any Additional Note at any Additional Closing is subject to and conditioned upon the satisfaction at or prior to the Second Closing or any Additional Closing all of the conditions set forth in Section 6(a) above as of the applicable subsequent Closing. For clarity, all conditions set forth above that must be satisfied or waived by Purchaser as of the Initial Closing must also be true as of each subsequent Closing and, for the purposes of this Section 6(b), all references in Section 6(a) to the Initial Closing shall be deemed references to each subsequent Closing; provided that these conditions are for the sole benefit of the Purchaser and may be waived by the Purchaser at any time in its sole discretion by providing the Company with written notice thereof. In addition, the conditions set forth below must be met as of each subsequent Closing:

(i)          Initial Closing. The Initial Closing shall have occurred.

(ii)         Additional Documents. At the Second Closing, the Tranche B Note shall be executed by the Company and delivered to Purchaser. To the extent not provided prior to the Second Closing, the First Lien Mortgages and the Control Agreement shall have been executed and delivered to Purchaser, and filed in the appropriate jurisdictions. At each Additional Closing, the Additional Note shall be executed by the Company and delivered to Purchaser.

(iii)        Conditions to Issuance of Additional Notes. The Second Closing shall have occurred.

(iv)        Compliance with Section 2 Terms and Covenants. The Company shall have fully complied with all of the terms and covenants set forth in Section 2 above and there must be no outstanding Financial Covenant Test Failure; provided, however, for the Second Closing only, with regard to the Current Asset Test under Section 2(d)(iii), the ratio of Current Assets to Current Liabilities shall be equal or greater to 0.7.

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(v)         Representations; Performance. The representations and warranties of the Company contained in this Agreement and the other Purchaser Transaction Documents to which it is party, shall be true and correct in all material respects at and as of the date as of the Second Closing and any Additional Closing with the same effect as though made on and as of the Second Closing and any Additional Closing, as applicable (except that any representations or warranties that relate to a particular date or period shall be true and correct in all material respects as of such date or period), giving effect to the updates required by the last sentence of this paragraph (v) so long as there is nothing disclosed in any such updates that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. At or prior to the Second Closing and any Additional Closing, there shall not be any continuing Event of Default. The Company shall have delivered to the Purchaser a certificate, dated the Second Closing and any Additional Closing(s) and signed by the principal executive officer of the Company, certifying, to the foregoing and to the incumbency of officers and such other matters as the Purchaser may reasonably request, including an update as of the Second Closing and any Additional Closing(s) as to any developments with the Company and any revisions to the representations, warranties and covenants of the Company contained in this Agreement.

(vi)        Fee Amount and Expenses. The Company shall have delivered to the Purchaser the Administrative Fee on the Second Closing, and any expenses of the Purchaser incurred in connection with the Second Closing or any Additional Closing.

(vii)       Financing. The Second Closing and each Additional Closing is subject to Purchaser having sufficient financing available to pay the Second Tranche Amount or the Additional Tranche Amount, as applicable.

(viii)      Due Diligence. Due diligence related to the Second Closing shall be performed by Purchaser and its advisors and include, but not be limited to, title, accounting, organizational, and environmental as well as geological, operational and engineering with respect to the Properties and be completed no later than July 31, 2012.

(ix)         Capital Expenditures. Purchaser shall have received a Capital Expenditure schedule and budget for the use of proceeds.

(x)          Insurance. Purchaser shall have received insurance certificates with respect to each of the insurance policies of Company required hereunder showing Purchaser as additional insured as contemplated.

(xi)         Title Insurance. Purchaser shall have received an updated title insurance policy on the Real Property owned by Company.

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SECTION 6. Conditions Precedent to Obligations of Company.

(a)          Initial Closing. The obligation of the Company under this Agreement to issue and sell the Tranche A Note and the Warrant to the Purchaser at the Initial Closing is subject to and conditioned upon the satisfaction at or prior to the Initial Closing of each of the following conditions, provided that these conditions are for the sole benefit of the Company and may be waived by the Company at any time in its sole discretion by providing the Purchaser with written notice thereof:

(i)          Representations; Performance. The representations and warranties of the Purchaser contained in this Agreement and the other Purchaser Transaction Documents to which it is a party shall be true and correct in all material respects at and as of the date hereof and on and as of the Initial Closing with the same effect as though made on and as of the Initial Closing if the Initial Closing is different from the date hereof, except that any representations or warranties of the Purchaser that relate to a particular date or period shall be true and correct in all material respects as of such date or period. The Purchaser shall have duly performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement and the other Purchaser Transaction Documents to which it is a party be performed, satisfied or complied with by the Purchaser prior to or on the Initial Closing. The Purchaser shall have delivered to the Company a certificate, dated the Initial Closing and signed by its duly authorized officer certifying to the foregoing.

(ii)         Proceedings. All limited liability company and other proceedings of the Purchaser in connection with this Agreement and the other Purchaser Transaction Documents to which it is a party and the transactions contemplated hereby and thereby, and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to the Company and its counsel, and the Company and its counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

(iii)        Legal Proceedings. There shall be no law, rule or regulation and no order shall have been entered (and not vacated) by a court or administrative agency of competent jurisdiction in any litigation, which (A) enjoins, restrains, makes illegal or prohibits consummation of the transactions contemplated hereby, by any other Purchaser Transaction Document (B) requires separation of a significant portion of the assets or business of the Company or (C) restricts or interferes with, in any material way, the operation of the Company or its respective businesses or assets, or materially adversely affects the financial condition, results of operations, properties, assets, business or prospects of the Company; and there shall be no litigation pending before a court or administrative agency of competent jurisdiction, or threatened, seeking to do, or which, if successful, would have the effect of, any of the foregoing.

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(iv)        Purchaser Transaction Documents. The Purchaser shall have executed each of this Agreement and each of the other Purchaser Transaction Documents to which it is a party and delivered the same to the Company.

(v)         Tranche A Note Payment. The Purchaser shall have delivered to the Company the Tranche A Amount set forth in Section 2(a) for the Tranche A Note being purchased by the Purchaser at the Initial Closing by wire transfer of immediately available funds as provided in Section 2(a) hereof.

(b)          Second Closing and Any Additional Closings. The obligation of the Company under this Agreement to issue and sell the Tranche B Note and any Additional Notes to the Purchaser at the Second Closing and any Additional Closing, as applicable, is subject to and conditioned upon the satisfaction at or prior to the Second Closing or any Additional Closing, as applicable, of each of the following conditions, provided that these conditions are for the sole benefit of the Company and may be waived by the Company at any time in its sole discretion by providing the Purchaser with written notice thereof:

(i)          Representations; Performance. The representations and warranties of the Purchaser contained in this Agreement and the other Purchaser Transaction Documents to which Purchaser is a party shall be true and correct in all material respects at and as of the date hereof and on and as of the Second Closing and any Additional Closing(s) with the same effect as though made on and as of the Second Closing and any Additional Closing(s), except that any representations or warranties of the Purchaser that relate to a particular date or period shall be true and correct in all material respects as of such date or period. The Purchaser shall have duly performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement and the other Purchaser Transaction Documents to which it is a party to be performed, satisfied or complied with by the Purchaser prior to or on the Second Closing or any Additional Closing(s), as applicable. The Purchaser shall have delivered to the Company a certificate, dated the Second Closing and any Additional Closing, as applicable, and signed by its duly authorized officer certifying to the foregoing.

(ii)         Second Closing Payment. The Purchaser shall have delivered to the Company the Tranche B Amount in accordance with Section 2(b) at the Second Closing by wire transfer of immediately available funds.

(iii)        Additional Tranche Amounts. For any Additional Closings, the Purchaser shall have delivered to the Company the Additional Tranche Amount as such Closing by wire transfer of immediately available funds.

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SECTION 7. Termination; No-Shop.

(a)          Termination. In the event that the Initial Closing shall not have occurred on or before August 31, 2012 due to the Company’s or the Purchaser’s failure to satisfy the conditions set forth in Sections 5(a) and 6(a) above (and the nonbreaching party’s failure to waive such unsatisfied condition(s)), the nonbreaching party shall have the option to terminate this Agreement at the close of business on such date without liability of the terminating party to any other party.

(b)          Effect of Termination. In the event of the termination of this Agreement in accordance with Section 7(a) hereof, this Agreement shall thereafter become void and have no effect, without any liability or obligation on the part of any party hereto under this Agreement, except for the provisions of this Section 7(b) and Section 10 hereof, which provisions shall survive such termination, and except to the extent that such termination results from the fraud or intentional misrepresentation by any party hereto or the material breach by any party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case, the terminating party shall continue to have all rights hereunder, at law or in equity, with respect to any such fraud, misrepresentation or breach. Upon any termination of this Agreement prior to the Initial Closing pursuant to Section 7(a) hereof, all instruments, agreements and documents existing and in place prior to the Initial Closing shall continue in full force and effect.

(c)          Public Announcements. Except as mutually agreed, neither the Company nor the Purchaser shall, nor shall the Company or the Purchaser permit any of its officers, directors, managers, members, limited partners, shareholders, employees or agents to, make any public announcement, other than disclosures required by applicable U.S. laws or announcements approved by the other party and made to employees, officers, directors, managers, members, limited partners, shareholders, Affiliates or other personnel, in respect of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, without the prior written consent of the other party.

SECTION 8. Covenants of the Company. The Company covenants and agrees that at all times from the date hereof until the expiration of the Restriction Period, except as otherwise waived and agreed to by the Purchaser in writing in its sole discretion, as follows:

(a)          Conduct of Business. Except as expressly permitted or required by this Agreement, the Company will (i) carry on its business in the ordinary course and use all reasonable efforts to preserve intact its present business organization, maintain its properties in good operating condition and repair, keep available the services of its present officers and significant employees, and preserve its relationship with customers, suppliers and others having business dealings with it, to the end that its goodwill and going business as it exists on the date hereof shall be in all material respects unimpaired on and after the Initial Closing, (ii) notify the Purchaser of any governmental or third party complaint, investigation or hearing received by the Company, or of which the Company becomes aware, with respect to the Company, or any of its officers, employees, agents or other representatives (or written communication indicating that such a complaint, investigation or hearing is or may be contemplated), and (iii) notify the Purchaser if any representation by the Company set forth in this Agreement or any Purchaser Transaction Document was untrue in any material respect when made or subsequently has become untrue in any material respect.

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(b)          Access. The Company shall provide the Purchaser with reasonable inspection and audit rights with respect to the assets and business records of the Company. Specifically, upon three (3) Business Days prior written notice and during normal business hours, the Purchaser may visit and inspect any of the properties of the Company, to inspect, audit and make copies of or prepare extracts from the Company’s minute books, books of account and other records of the Company, and to discuss the business affairs, finances and accounts of the Company with, and be advised as to the same by, the officers, employees and independent accountants of the Company; provided that prior to the occurrence and continuance of an Event of Default, the Purchaser shall not conduct any such inspection or audit more than once during any calendar quarter and shall perform such activities in a manner so as not to unreasonably disrupt the Company’s businesses. Notwithstanding the foregoing, the Company will (i) provide the Purchaser a copy of its daily production report and (ii) cause an executive officer thereof to be reasonably available, during normal business hours, by telephone or email, to the Purchaser to respond to reasonable inquiries regarding the Company’s business and assets.

(c)          Further Actions. The Company shall (i) use all commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby on each of the Initial Closing, the Second Closing and any Additional Closings; (ii) as promptly as practicable, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by the Company pursuant to applicable law in connection with this Agreement, the Purchaser Transaction Documents, the issuance and sale of the Notes and Warrant and the consummation of the other transactions contemplated hereby and thereby, and use its commercially reasonable efforts to obtain, or cause to be obtained, all consents (including all consents, approvals, authorizations, waivers, permits, grants, franchises, concessions agreements, licenses, exemptions or orders of registration, certificates, declarations or filings with, or reports or notices with or to any Governmental Authority and any consent required under any contract) necessary to be obtained in order to consummate the transactions contemplated by this Agreement and the Purchaser Transaction Documents, including the issuance and sale of the Notes and Warrant; and (iii) promptly notify the Purchaser in writing of any fact, condition, event or occurrence that will or may result in the failure of any of the conditions in any material respect contained in (A) Section 5(a) prior to the Initial Closing, or (B) Section 5(b) at any time after the Initial Closing but prior to the Second Closing or any Additional Closings, to be satisfied, promptly upon becoming aware of the same.

(d)          Maintenance of Existence, etc. The Company shall at all times do or cause to be done each of the Company’s respective officers and employees to do, all things necessary to maintain, preserve and renew their existence and all licenses, permits, franchises and other governmental authorizations necessary to own and operate their properties and carry on their business, except for those which if not obtained, maintained, preserved or renewed, as applicable, would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and comply with, all laws, rules, regulations and orders applicable to the Company, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

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(e)          Books and Records. The Company will at all times keep proper books of record and account (on a consolidated basis) in which full, true and correct entries will be made of its transactions in accordance with GAAP.

(f)          Payment of Taxes. The Company will at all times duly pay and discharge, as the same become due and payable, all taxes, assessments and governmental and other charges, levies or claims levied or imposed; provided, however, that nothing contained in this paragraph shall require the Company to pay or discharge, or cause to be paid and discharged, any such tax, assessment, charge, levy or claim so long as the Company, in good faith shall either (i) contest the validity thereof and shall set aside on its books adequate reserves with respect thereto or (ii) have a valid claim for reimbursement thereof.

(g)          Financial Statements, Reports, Etc. In addition to the information and reporting identified in Sections 2(d) or (h) above, the Company shall furnish to the Purchaser:

(i)          within one hundred twenty (120) days after the end of each fiscal year of the Company a consolidated balance sheet of the Company, as of the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, prepared in accordance with GAAP and certified by a firm of independent public accountants selected by the Company’s board of directors;

(ii)         within fifty one (51) days after the end of each fiscal quarter a consolidated balance sheet of the Company, and the related consolidated statement of income, unaudited but certified by the Chief Executive Officer or Chief Financial Officer of the Company, such balance sheet to be as of the end of such fiscal quarter and such consolidated statement of income to be for such fiscal quarter and for the period from the beginning of the fiscal year to the end of such fiscal quarter;

(iii)        at the time of delivery of each quarterly statement pursuant to subsection (ii) above, a management narrative report briefly describing all those current developments in staffing, marketing, sales and operations that the principal executive officer of the Company has determined to be significant, including cash flow reports showing compliance with Company’s Budget, a sales and collections report and accounts receivable aging schedule and payables aging schedule. These reports should show volume of production including monthly historical data for the previous twelve (12) months, sales attributable to production, sales prices by commodity, ad valorem taxes, severance taxes, production taxes, and lease operating expenses;

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(iv)        no later than thirty (30) days prior to the start of each fiscal year, consolidated capital and operating expense budgets, cash flow projections and income and loss projections for the Company in respect of such fiscal year, all itemized in reasonable detail, and promptly after the preparation thereof, any material revisions to any of the foregoing;

(v)         promptly following receipt by the Company, each audit response letter, accountant’s management letter and other written report submitted to the Company by its independent public accountants in connection with an annual or interim audit or review of the books of the Company;

(vi)        promptly after the commencement thereof, notice of any action, suit, claim, proceeding, investigation or governmental or regulatory inquiry that is reasonably likely to materially adversely affect the Company, except to the extent prohibited by law from providing such notice; and

(vii)       notice of any event that the principal executive officer of the Company determines would be reasonably likely to have a Material Adverse Effect within five (5) Business Days after the Company’s principal executive officer makes such determination.

(h)          Insurance.

(i)          The Company will provide or cause to be provided for itself, insurance against loss or damage of the kinds customarily insured against by Persons similarly situated, with reputable insurers, in such amounts, with such deductibles and by such methods as shall be customary for Persons similarly situated.

(ii)         The Company shall not cause or permit any assignment of, or change in beneficiary of, and shall not borrow against, any insurance policy of the Company described in Section 8(h)(i); and if requested by Purchaser, the Company will add the Purchaser as a notice party for each such policy and shall request that the issuer of each policy provide the Purchaser with ten (10) days’ notice before such policy is terminated (for failure to pay premiums or otherwise) or assigned or before any change is made in the beneficiary thereof.

(iii)        Unless otherwise agreed to by the Purchaser, the Purchaser shall be entitled to, and the Company shall, promptly following an Insurance Recovery Determination Date (as defined below), use all proceeds of any insurance recovery in excess of $50,000 for loss or damage to Real Property of the Company that has PDP included in the Proved Reserves that are included in the Company’s most recent PV10 Value to prepay the Notes in accordance herewith, unless at the time of payment by the applicable carrier of any such insurance proceeds (an “Insurance Recovery Determination Date”), the Company meets the Required PV10 Coverage Ratio, as determined by the Company based upon the Company’s Reserve Report, most recently used in connection with determining the PV10 Coverage Ratio for purposes of Section 2(d)(i), after giving effect to the insured Real Property loss or damage and the addition of such insurance proceeds to the present value of the PDP component of the Proved Reserves used in determining the PV10 Value.

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(i)          Company Debt. The Company shall at all times perform its obligations under and comply with the covenants (including all affirmative, negative, financial and reporting covenants) contained in this Agreement, the Notes, and any other Indebtedness incurred by the Company as permitted by this Agreement. The Company shall provide Purchaser with copies of all covenant compliance financial calculations, correspondence, reports and other information (if not otherwise required to be furnished hereunder to the Purchaser) provided by the Company to any lender of such Indebtedness promptly following the delivery of such information to such lender, except for communications of a routine or administrative nature prepared in the ordinary course of business.

(j)          Notice of Default. The Company will notify the Purchaser in writing of the occurrence of any Event of Default. The notice required to be given pursuant to this section shall be signed by an officer of the Company and shall set forth a description of the Event of Default or other event and the remedial steps, if any, being taken with respect thereto.

(k)          Indebtedness. Other than the Notes, the Company may not incur additional Indebtedness (other than Permitted Indebtedness) without the approval of the Purchaser.

(l)          Mortgages. Promptly after (or, in the case of any acquisition of real estate or real property leasehold interests having a total value of $50,000 or more, concurrently with) the acquisition by the Company, at any time during the Restriction Period, of any real estate or Real Property leasehold interests, the Company shall deliver or cause to be delivered to the Purchaser, with respect to such real estate, (i) a mortgage or deed of trust, as applicable, in form and substance satisfactory to the Purchaser, executed by the title holder thereof, (ii) an ALTA lender’s title insurance policy issued by a title insurer reasonably satisfactory to the Purchaser in form and substance and in amounts reasonably satisfactory to the Purchaser ensuring the Purchaser’s first priority Lien on such real estate, free and clear of all defects, encumbrances and Liens except Permitted Liens; (iii) a current ALTA survey, certified to the Purchaser by a licensed surveyor, in form and substance satisfactory to the Purchaser, (iv) a certificate, in form and substance acceptable to the Purchaser, to Purchaser from a national certification agency acceptable to the Purchaser, certifying that such real estate is not located in a special flood hazard area, and (v) in the case of real estate that consists of a leasehold estate, such estoppel letters, consents and waivers from the landlords and non-disturbance agreements from any holders of mortgages or deeds of trust on such real estate as may be reasonably requested by the Purchaser, all of which shall be in form and substance satisfactory to the Purchaser. Notwithstanding any interpretation or construction of this Section 8(l) to the contrary, clauses (ii), (iii), (iv) and (v) hereof shall not apply to the acquisition of any oil and gas leases or other oil and gas rights and interests associated with the exploration and production of oil, gas and other minerals under oil, gas and mineral leases or similar agreements granting such rights and interests.

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(m)          Liens. The Company shall not grant or suffer to exist (voluntarily or involuntarily) any Lien, claim, security interest or other encumbrance whatsoever on any of its assets, other than Permitted Liens.

(n)          Dividends and Distributions. The Company shall not declare, set aside or pay any dividends on or make any other distributions (whether in cash, shares or other Equity Securities, or Property) in respect of any shares or split, combine or reclassify any shares or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, any shares or other equity interests. Other than the Stock Outstanding and stock issued to settle Account Payables as of June 13, 2012 not exceeding _____ shares, the Company may not issue additional Common Stock, Equity Securities, or any other stock settlement and warrant agreements.

(o)          Corporate Existence; Sale of Collateral. The Company shall maintain its existence, and the Company shall not sell any portion of the Company’s assets without the written consent of the Purchaser.

(p)          Equipment. The Company shall not (i) permit any Equipment (as defined in the First Lien Security Agreement) to become a fixture to Real Property unless such Real Property is owned or leased by such Person and is subject to a mortgage in favor of the Purchaser, and if such Real Property is leased, is subject to a landlord’s agreement in favor of the Purchaser on terms acceptable to the Purchaser, or (ii) permit any Equipment to become an accession to any other personal property unless such personal property is subject to a first priority perfected Lien in favor of the Purchaser and any other holders of the Notes.

(q)          Settling of Accounts. The Company shall not sell, discount, settle or adjust any material Account (as defined in the First Lien Security Agreement); provided that after the date hereof, so long as no Event of Default shall have occurred and be continuing, the Company may (i) discount or settle past due Accounts on an arm’s length basis in the ordinary course of business, and (ii) provide early payment discounts in respect of Accounts in the ordinary course of business, consistent with past practice.

(r)          Subsidiaries. If the Company acquires, or forms or otherwise becomes the direct or indirect owner of the equity of, any Subsidiary in compliance with the terms and conditions of the First Lien Security Agreement and the other Ancillary Documents, the covenants of the Company contained in this Section 8, except for the covenants contained in Section 8(g) hereof, shall apply to and bind such Subsidiary, and the Company shall cause any such Subsidiary to comply with such covenants.

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(s)          G&A. Notwithstanding anything to the contrary contained in this Agreement, G&A shall not exceed $150,000 per calendar quarter (pro rated for any partial calendar quarter during which any Note is outstanding), but such amount may be increased with the consent of Purchaser.

(t)          Other Businesses. The Company shall not amend its articles of incorporation or bylaws, or enter into the ownership, management or operation of any business other than the Company’s business as of the date of this Agreement and operations and activities related thereto or in furtherance thereof.

(u)         Derivatives. The Company shall not adopt, authorize or enter Oil and Gas Hedging Contracts, derivatives, swaps, fixed price agreements, forward sales, volumetric production payments and/or similar instruments or transactions, or any interest rate swap or other derivative contract that does not constitute an Oil and Gas Hedging Contract.

(v)         Issuance of Equity Securities. The Company shall not issue any Equity Securities, except for Common Stock required to be issued upon exercise of the Warrant, or any Common Stock required to be issued under Schedule 3(a)(iii).

(w)       Management. The Company shall not authorize or modify any Company equity, option or employee ownership plan.

(x)        Board. The Company shall use commercially reasonable best efforts and shall take all actions as are commercially reasonably necessary to cause the Company to be managed at all times by or under the direction of the Board of Directors, which shall consist of three (3) Persons (each, a “Director,” and together, the “Board”), (i) two (2) of whom shall be designated by the Purchaser, and (ii) one (1) of whom shall be designated by the Company. The cash compensation for any Director shall not exceed $2,000 per month (collectively, “Director Fees”).

(y)       Joint Ventures. The Company will not invest directly or indirectly in any joint venture, partnership, “farm out”, “farm in”, volumetric production payment, forward sale, or other similar agreements for any purpose.

(z)         Independent Public Accountants. The Company shall not remove nor replace the Company’s independent public accountants.

(aa)      New Accounts. The Company will not apply for, attempt to open, open, or establish any additional deposit, securities or other type of accounts with any bank or other Person.

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(bb)       Employees; Consultants. The Company will not pay total cash compensation to Robert McIntosh and Eric Daniel Halloday in excess of $15,000 and $5,000 per month, respectively.

(cc)       Employee Loans. The Company shall not advance or loan any monies to any employee or consultant.

(dd)       Expense Reimbursement. The Company shall not pay any expense reimbursement without the written consent of the Board and the Purchaser.

(ee)         Registration of Common Stock Issued Following Exercise of Warrant. The Company shall take all such action as is commercially reaosonable to register the Common Stock to be issued following the exercise of the Warrant, such that the Common Stock is freely tradable upon such issuance.

(ff)         Miscellaneous. The Company hereby agrees to take all actions to effectuate and carry out the provisions of this Agreement.

SECTION 9.        Events of Default. An “Event of Default” means:

(a)          any default in the payment of principal of, or interest on, the Notes, as and when due and payable, including a mandatory prepayment required by Section 2(d) above, or any default in the payment of any other amount payable pursuant to this Agreement; which default remains uncured for five (5) days from the date such amount was due; provided, that the Company shall be permitted to withhold from any payment under the Notes, or any other amounts payable pursuant to this Agreement, any and all amounts for tax purposes required to be withheld from such payments by law;

(b)          any default in the due observance or performance of any other covenant, condition or agreement on the part of the Company to be observed or performed pursuant hereto, or pursuant to any Ancillary Document or First Lien Security Document, which default remains uncured for ten (10) days after the Company’s receipt of written notice regarding the occurrence of such default, provided the cure period shall be extended for an additional ten (10) days if the Company is diligently pursuing a cure;

(c)          any material representation or warranty made herein or in any Purchaser Transaction Documents shall prove to be false or misleading in any material respect as of the date made (or deemed made);

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(d)          (i) any default in the due observance or performance of any covenant, condition or agreement on the part of the Company to be observed or performed or any other Indebtedness in excess of $100,000, individually or in the aggregate, if the ultimate effect of such default causes or permits holders of such other Indebtedness to accelerate the maturity of such Indebtedness or to permit all or a portion of the holders thereof to cause such Indebtedness to become due prior to its stated maturity or (ii) any such other Indebtedness or installment due thereunder shall not be paid within five (5) days’ from its due date, or (iii) the existence of any mechanics’ liens in excess of $100,000 individually or in the aggregate which are delinquent by more than five (5) Business Days and which are not being contested in good faith and by appropriate proceedings diligently prosecuted;

(e)          any material provision hereof or of any Purchaser Transaction Document or First Lien Security Document shall for any reason cease to be valid and binding on or enforceable against the Company, as applicable, or the Company shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any First Lien Security Document shall for any reason (other than pursuant to the terms hereof or thereof) cease to create a valid security interest in any material portion of the Collateral purported to be covered thereby or such security interest shall for any reason (other than the failure of the Purchaser to take any action within its control) cease to be a perfected security interest subject only to Permitted Liens;

(f)          the Company shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar official of the Company or any of its properties or assets, (ii) admit in writing that it is generally unable to pay its debts as the same become due, (iii) make a general assignment for the benefit of creditors or (iii) commence a voluntary case under the federal bankruptcy laws, as now in effect or hereafter amended, or take advantage of any other bankruptcy, reorganization, insolvency, readjustment or debt, dissolution or liquidation law or statute, or file an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or corporate action shall be taken by the Company in furtherance of any of the foregoing;

(g)          a decree or order for relief shall be entered, without the application, approval or consent of the debtor by any court of competent jurisdiction, approving a petition seeking reorganization, dissolution or liquidation of the Company or of all or a substantial part of the properties or assets of the Company, or appointing a receiver, custodian, trustee, liquidator or similar official of the Company or any substantial part of any of its properties, or ordering the winding-up or liquidation of its affairs, and, if such proceeding is being contested by the Company in good faith, such decree or order shall continue undismissed, or unstayed and in effect, for any period of sixty (60) days;

(h)          a final non-appealable judgment for the payment of money in excess of $100,000 in the aggregate shall be rendered against the Company and the same shall not be released, bonded, vacated, discharged or stayed pending appeal for a period of sixty (60) days;

(i)          any sale or encumbrance in violation of this Agreement or any of the First Lien Security Documents of any portion of the Collateral.

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If any Event of Default occurs, then, and in any such event and for so long as such Event of Default shall be continuing, the Purchaser may by written notice to the Company declare the Notes to be forthwith due and payable, whereupon the Notes shall become forthwith due and payable, both as to principal and interest, without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding; provided, however, that upon the happening of any event described in the foregoing clauses (f) or (g), the Notes shall automatically become due and payable at 110% of par, without any action required to be taken by the Purchaser.

SECTION 10. Remedies. After the occurrence and during the continuance of any Event of Default, the Purchaser may, without limitation to any other rights or remedies which may be available to the Purchaser, (a) enforce (judicially, through self help, or otherwise) any remedy or other right herein, in the Notes or in any Ancillary Document, or exercise any of the rights or remedies provided by applicable law, and (b) set-off any funds of the Company in the possession of the Purchaser against any amounts then due by the Company pursuant to this Agreement, the Notes, the Control Agreement or any First Lien Security Document.

SECTION 11. Survival; Indemnification.

(a)          Survival. The warranties and representations of the parties hereto shall survive the Initial Closing, the Second Closing and any Additional Closing.

(b)          Indemnification by Company. The Company covenants and agrees to defend, indemnify and hold harmless the Purchaser and its Affiliates, and their respective members, managers, officers, directors, employees, agents, partners (general and limited), affiliates and other representatives (collectively, the “Purchaser Indemnitees”), from and against, and pay or reimburse the Purchaser Indemnitees for, any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages (whether absolute or otherwise and whether or not resulting from third party claims), including out-of-pocket expenses and reasonable attorneys’ and accountants’ fees and expenses incurred in the investigation or defense of any of the same (collectively, “Losses”), resulting from or arising out of:

(i) any inaccuracy of any representation or warranty made by the Company herein or in any of the other Purchaser Transaction Documents or in connection herewith or therewith;

(ii) any failure of the Company to perform any covenant or agreement hereunder or under any other Purchaser Transaction Documents or fulfill any other obligation in respect hereof or of any other Purchaser Transaction Documents; or

(iii) any pending or threatened investigation, litigation or proceeding, or any action taken by any Person, related to the Company and Property or any other assets of the Company.

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(c)          Indemnification by Purchaser. The Purchaser covenants and agrees to defend, indemnify and hold harmless the Company, its officers, directors, employees, agents, affiliates and other representatives (collectively, the “Company Indemnitees”), from and against, and pay or reimburse the Company Indemnitees for, any and all Losses, resulting from or arising out of:

(i) any inaccuracy of any representation or warranty made by the Purchaser herein or in any of the other Purchaser Transaction Documents or in connection herewith or therewith; or

(ii) any failure of the Purchaser to perform any covenant or agreement hereunder or under any other Purchaser Transaction Documents or fulfill any other obligation in respect hereof or of any other Purchaser Transaction Documents.

SECTION 12. Miscellaneous Provisions.

(a)          Entire Agreement: Amendments. This Agreement (and the Schedules and Exhibits hereto, including the Purchaser Transaction Documents) are intended by the parties as the final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or in the other Purchaser Transaction Documents with respect to the Notes or Warrant. This Agreement and the other Purchaser Transaction Documents supersede all prior agreements and understandings between the parties with respect to such subject matter hereof and thereof. No term, covenant, agreement or condition of this Agreement or any of the other Purchaser Transaction Documents may be amended, or compliance therewith waived (either generally or in a particular instance and either retroactively or prospectively), except (i) at the election of the Purchaser to cure any ambiguity, formal defect or omission or correct or supplement any provision contained herein that may be inconsistent with any other provision contained herein; and (ii) as agreed to in writing by the Purchaser and the Company. As an inducement for Purchaser to enter into this Agreement and the other Purchaser Transaction Documents, the Company agrees to fully cooperate with Purchaser in executing any documents or agreements that Purchaser, in its reasonable discretion, deems necessary to correct any clerical or other errors or omissions which may exist in any of the Purchaser Transaction Documents in order to correct any such clerical error or other error or omission.

(b)          Notices. All notices required or permitted hereunder shall be in writing and shall be deemed sufficiently given if (i) hand delivered (in which case the notice shall be effective upon delivery); (ii) delivered by Express Mail, Federal Express or other nationally recognized overnight courier service (in which case the notice shall be effective one Business Day following receipt), or (iii) delivered by facsimile transmission (in which case the notice shall be effective upon receipt (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party)), to the parties at the following addresses and/or facsimile numbers, or to such other address or number as a party shall specify by written notice to the others in accordance with this Section 12.

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If to the Company:

American Petro-Hunter Inc.
17470 North Pacesetter Way
Scottsdale, AZ 85255

with a copy to:

Greenberg Traurig LLP
1201 K Street, Suite 1100
Sacramento, CA 95814
Attn: Mark C. Lee, Esq.

If to the Purchaser:

ASYM Energy Opportunities LLC
1055 Washington Blvd, Suite 410
Stamford, CT 06901
Facsimile: (203) 742-1660

with a copy to:

Levett Rockwood P.C.
33 Riverside Avenue
Westport, CT 06680
Attn: Cheryl L. Johnson, Esq.

(c)          Sections and Counterparts. The section headings contained in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement. This Agreement and any amendments hereto may be executed and delivered in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed an original, but all of which together shall constitute the same agreement, and shall become effective when counterparts have been signed by each party hereto and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. No party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract, and each party hereto forever waives any such defense.

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(d)          Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by the internal laws of the State of New York without regard to the principles thereof regarding conflicts of law. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the New York City, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof by registered or certified mail, return receipt requested, or by deposit with a nationally recognized overnight delivery service, to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH OF THE PARTIES KNOWINGLY, INTENTIONALLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT NOT PROHIBITED BY APPLICABLE LAW, ANY AND ALL RIGHT TO A JURY TRIAL IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT, OBLIGATION, DEFENSE OR REMEDY ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE NOTES.

(e)          Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors, assigns, executors, administrators and personal representatives; provided that the Company may not assign this Agreement without the prior written consent of the Purchaser. The Purchaser may assign some or all of its rights under this Agreement without the consent of the Company; provided, however, that any such assignment shall not release the Purchaser from its obligations hereunder unless such obligations are assumed by such assignee (as evidenced in writing).

(f)          Remedies. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative of and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by the Purchaser or the Company shall not constitute a waiver of the right to pursue other available remedies. Each of the Company and the Purchaser acknowledges and agrees that any breach of this Agreement by the other party will result in irreparable and continuing damage to the non-breaching parties for which there will be no adequate remedy at law. The parties hereto further acknowledge and agree, accordingly, that the Company, on the one hand, and the Purchaser, on the other hand, shall be entitled to injunctive relief, specific performance and other equitable relief for such breach, or any threatened breach, and that resort by the non-breaching parties to any such equitable relief shall not be deemed to waive or to limit in any respect any right or remedy which the non-breaching party may have with respect to such breach or threatened breach.

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(g)          No Recourse to General Partner or Manager of the Purchaser. The Company agrees that, with respect to any breach or claimed breach of this Agreement or any other Purchaser Transaction Document by the Purchaser, the Company shall have recourse only to the assets of the Purchaser, and that neither the general partner, nor manager, or any Affiliate thereof, of the Purchaser shall have any liability with respect thereto.

(h)          Expenses. The Company will, promptly on demand, pay the Purchaser’s reasonable, actual and documented expenses, including reasonable fees and disbursements of counsel and other professionals, incident to (i) any material waiver, amendment, or modification of the terms of this Agreement or the other Purchaser Transaction Documents, or of the Notes or any refinancing thereof, or any subordination agreement related to any Indebtedness of the Company, each as agreed upon by the Company, and (ii) the collection of any sums due, or enforcement of any of the provisions, under this Agreement or the other Purchaser Transaction Documents, including all efforts made to enforce payment of any of the obligations hereunder or under the Notes, and/or any institution, maintenance, preservation, enforcement, foreclosure, release, termination, amendment or modification of any mortgage, Lien or other security interest of Purchaser in any of the Collateral, whether through judicial proceedings or otherwise. This covenant shall survive the satisfaction in full of the Company’s obligations under the Notes and the termination of this Agreement.

(i)          Further Assurances. Each party hereto shall from time to time do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver such additional instruments, documents, conveyances or assurances, and shall take such other actions as shall be necessary, or otherwise reasonably requested by the other party, to confirm and assure the rights and obligations provided for in, and otherwise carry out the intent and accomplish the purposes of, this Agreement and the other Purchaser Transaction Documents and render effective the consummation of the transactions contemplated hereby and thereby.

(j)          Interpretive Matters. Unless the context otherwise requires, (i) all references to Sections, Schedules, Appendices or Exhibits are to Sections, Schedules, Appendices or Exhibits contained in or attached to this Agreement, (ii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with U.S. generally accepted accounting principles, (iii) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, (iv) the words “hereof,” “herein” and words of similar effect shall reference this Agreement in its entirety, and (v) the use of the word “including” in this Agreement shall be by way of example rather than limitation.

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(k)          Brokers and Finders. Purchaser may incur obligations or commitments on behalf of the Company to any Person which would be reasonably likely to give rise to a claim for any finder’s, broker’s or other similar commission or compensation in respect of the transactions contemplated by this Agreement or the Ancillary Documents (“Finder Fees”), provided such Finder Fees are not in violation of any laws or governmental rules or regulations and do not exceed five percent (5%) of the cash proceeds received by the Company from the Company’s issuance of Tranche B Note and any Additional Notes.

[Signature on following page]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

American Petro-Hunter Inc.

By:
Name:	Rob McIntosh
Title:	CEO

ASYM Energy Opportunities LLC

By:
Name:	Greg Imbruce
Its:	President